Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (333-114517), Form S-3 (333-141169), Form S-8 (333-130496) and Form S-8 (333-56360) of Inspire Pharmaceuticals, Inc. of our report dated March 15, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 15, 2007